EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Vice President of Finance and Chief Financial Officer
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. REPORTS

FOURTH QUARTER AND FISCAL 2015 FINANCIAL RESULTS

▪

Fourth quarter net revenues of $117.0 million and net income of $5.8 million, or $0.46 per diluted share, for the three months ended September 30, 2015, compared to net revenues of $120.1 million and net income of $6.4 million, or $0.51 per diluted share, for the same period of fiscal 2014.

▪

Net revenues of $487.6 million and net income of $30.5 million, or $2.45 per diluted share, for fiscal 2015, compared to net revenues of $455.4 million and net income of $3.8 million, or $0.30 per diluted share, for fiscal 2014.

▪	Backlog of $185.8 million at September 30, 2015, a decrease of 3.7% from $192.9 million at June 30, 2015.
▪	Capital spending and acquisitions for fiscal 2015 of $33.1 million. Capital investment of approximately $35.0 million expected in fiscal 2016.
▪	Regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock declared.

KOKOMO, IN: November 19, 2015 – Haynes International, Inc. (NASDAQ GM: HAYN) (the “Company”), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for the fourth quarter and fiscal year ended September 30, 2015.  In addition, the Company announced that its Board of Directors has authorized a quarterly cash dividend of $0.22 per outstanding share.

“Over the fourth quarter of fiscal 2015, business conditions became increasingly challenging with nickel prices dropping another 23% during the quarter and our business in the chemical processing market and in the Asia-Pacific region remaining soft. However, continued shipments of high-value specialty application projects, with attractive margins, mitigated these headwinds and supported our margins,” said Mark Comerford, President and Chief Executive Officer. “Our shipments to the aerospace market also held up well, reflecting a better flow of inventory in the aerospace supply chain.  Our aerospace sheet, coil and tubing products are booked well into the second half of fiscal 2016.  We are targeting our capital spending in fiscal 2016 to removing bottlenecks and enhancing our delivery reliability, especially given the expected growth of the new aerospace engine platforms in the coming years.”

4th Quarter Results

Net Revenues.   Net revenues were $117.0 million in the fourth quarter of fiscal 2015, a decrease of 2.6% from $120.1 million in the same period of fiscal 2014. Volume was 5.0 million pounds in the fourth quarter of fiscal 2015, a decrease of 10.3% from 5.6 million pounds in the same period of fiscal 2014.  The decrease in volume, which is most pronounced in the chemical processing and land-based gas turbines markets, is primarily due to customers holding off orders because of the decline in the market price of nickel and lower base-business demand.  The product average selling price was $21.96 per pound in the fourth quarter of fiscal 2015, an increase of 5.9% from $20.73 per pound in the same period of fiscal 2014.  The product average selling price increased as a result of several factors, including the following: change in product mix, representing approximately $2.56 of the increase, along with increased pricing, representing approximately $1.19 of the increase, partially offset by lower raw material market prices, which represented approximately $2.52 per pound of a decrease.

Cost of Sales.  Cost of sales was $95.6 million, or 81.7% of net revenues, in the fourth quarter of fiscal 2015 compared to $101.1 million, or 84.2% of net revenues, in the same period of fiscal 2014. Cost of sales in the fourth quarter of fiscal 2015 decreased by $5.5 million as compared to the same period of fiscal 2014 due to lower volumes and lower raw material costs relative to the same period of fiscal 2014, partially offset by higher manufacturing costs due to the higher-cost mix.

Gross Profit.   As a result of the above factors, gross profit was $21.4 million for the fourth quarter of fiscal 2015, an increase of $2.5 million from the same period of fiscal 2014. Gross margin as a percentage of net revenue increased to 18.3% in the fourth quarter of fiscal 2015 as compared to 15.8% in the same period of fiscal 2014.    The increase in gross margin as a percentage of net revenue is primarily attributable to a more profitable mix of products sold in fiscal 2015.

Selling, General and Administrative Expense.  Selling, general and administrative expense was $10.8 million for the fourth quarter of fiscal 2015, an increase of $1.6 million from the same period of fiscal 2014. The increase in expense was primarily driven by lower foreign exchange gains and higher incentive compensation as compared to the fourth quarter of fiscal 2014. Selling, general and administrative expense as a percentage of net revenues increased to 9.2% for the fourth quarter of fiscal 2015 compared to 7.6% for the same period of fiscal 2014.

Research and Technical Expense.  Research and technical expense was $0.9 million, or 0.8% of revenue, for the fourth quarter of fiscal 2015, compared to $0.9 million, or 0.8% of revenue, in the same period of fiscal 2014.

Operating Income/(Loss).  As a result of the above factors, operating income in the fourth quarter of fiscal 2015 was $9.7 million compared to $8.8 million in the same period of fiscal 2014.

Income Taxes.  Income tax expense was $3.6 million in the fourth quarter of fiscal 2015, an increase of $1.1 million from $2.5 million in the fourth quarter of fiscal 2014.  The effective tax rate for the fourth quarter of fiscal 2015 was 38.3%, compared to 27.9% in the same period of fiscal 2014.  The Company’s effective tax rate was higher in the fourth quarter of fiscal 2015 primarily due to a lower proportion of taxable earnings in foreign jurisdictions as compared to the fourth quarter of fiscal 2014

Net Income/(Loss).  As a result of the above factors, net income in the fourth quarter of fiscal 2015 was $5.8 million, a decrease of $0.6 million from $6.4 million in the same period of fiscal 2014.

Fiscal 2015 Results

Net Revenues.  Net revenues were $487.6 million in fiscal 2015, an increase of 7.1% from $455.4 million in fiscal 2014, due to an increase in average selling price per pound partially offset by a decrease in volume. The product average selling price was $22.75 per pound in fiscal 2015, an increase of 12.1%, or $2.45, from $20.30 per pound in fiscal 2014. Volume was 20.3 million pounds in fiscal 2015, a decrease of 6.5% from 21.7 million pounds in fiscal 2014 with reductions primarily in the chemical processing and land-based gas turbines markets. Product average selling price increased due to a combination of the following factors: a change to a higher-value product mix, which represented approximately $2.79 per pound of an increase; increased customer demand due to the end of supply chain destocking, representing approximately $0.49 per pound of an increase, partially offset by lower raw material market prices, which represented a decrease of approximately $0.83 per pound.

Cost of Sales.  Cost of sales was $394.0 million, or 80.8% of net revenues, in fiscal 2015 compared to $408.1 million, or 89.6% of net revenues, in fiscal 2014. Cost of sales in fiscal 2015 decreased by $14.1 million as compared to fiscal 2014 primarily due to lower volume, partially offset by a higher-value product mix sold.

Gross Profit.  As a result of the above factors, gross margin was $93.7 million for fiscal 2015, an increase of $46.4 million from $47.3 million in fiscal 2014. Gross margin as a percentage of net revenue increased to 19.2% in fiscal 2015 as compared to 10.4% in fiscal 2014.  The increase in gross profit as a percentage of net revenue is primarily attributable to increased average selling prices and increased volumes of higher-value products, including proprietary and specialty alloy products related to specialty application projects in fiscal 2015.

Selling, General and Administrative Expense.  Selling, general and administrative expense was $42.6 million for fiscal 2015, an increase of $3.9 million, or 10.0%, from $38.7 million in fiscal 2014. Selling, general and administrative expenses as a percentage of net revenues increased to 8.7% for fiscal 2015, compared to 8.5% for fiscal 2014.  Higher incentive compensation and commissions as compared to the prior year were partially offset by foreign currency gains.

Research and Technical Expense.  Research and technical expense was $3.6 million, or 0.7% of revenue, for fiscal 2015, compared to $3.6 million, or 0.8% of net revenue, in fiscal 2014.

Operating Income.  As a result of the above factors, operating income in fiscal 2015 was $47.5 million, compared to operating income of $5.0 million in fiscal 2014.

Income Taxes.  Income tax expense was $16.7 million in fiscal 2015, an increase of $15.3 million from $1.4 million in fiscal 2014, due primarily to higher pretax income generated in fiscal 2015. The effective tax rate for fiscal 2015 was 35.4%, compared to 26.7% in fiscal 2014. During fiscal 2015, the Company’s effective tax rate was higher than fiscal 2014, primarily due to a lower proportion of taxable earnings in foreign jurisdictions with a lower tax rate.  Furthermore, the tax rate was higher in fiscal 2015 compared to fiscal 2014 due to a change in the Indiana tax law that was enacted in May 2015, which decreased the deferred tax asset and increased tax expense by $1.2 million.   This change in tax law is expected to have a favorable impact on the Company’s tax rate beginning in fiscal 2017.

Net Income.  As a result of the above factors, net income in fiscal 2015 was $30.5 million, an increase of $26.7 million from net income of $3.8 million in fiscal 2014.

Volumes, Competition and Pricing

Business conditions improved in the first half of fiscal 2015 but became increasingly challenging in the third and fourth quarters of fiscal 2015 with falling nickel prices and continued headwinds related to foreign currency and lower oil & gas demand creating a spillover impact on the Company’s chemical processing business.  Overall volume in fiscal 2015 of 20.3 million pounds was lower as compared to fiscal 2014.  However, favorable product mix due to the specialty application projects that included proprietary alloys favorably impacted the Company’s average selling price per pound and contributed to higher gross profit as a percentage of net revenues.  These specialty application projects provided an offset to the sluggishness in the highly competitive commodity-based side of the chemical processing market in fiscal 2015. Last year,  the intense competitive environment in that business required the Company to aggressively price orders, unfavorably impacting the Company’s gross profit margin and net income in fiscal 2014. These circumstances contributed to an average selling price improvement for product sales of $2.45 per pound sold in fiscal 2015, a 12.1% improvement over fiscal 2014.

The market price of nickel has been declining dramatically. The average price as reported by the London Metals Exchange for the 30 days ending September 30, 2015 was $4.49 per pound which is a 45% decline to the same period at the end of fiscal 2014 of $8.20 per pound. Falling nickel prices create compression on gross margins due to pressure on selling prices from lower nickel prices, combined with higher cost of sales as we sell off the higher cost inventory acquired in a prior period with higher nickel prices.  This compression occurred in the third and fourth quarter and will likely continue to negatively impact gross margins into fiscal 2016.

Gross Profit Margin Trend Performance

During the third and fourth quarters of fiscal 2015, gross margin slightly declined sequentially but still represented a recovery from the prior year. Gross margin was 18.3% in the fourth quarter of fiscal 2015 compared to a 15.8% gross margin percentage in the same period last year.  As mentioned above, a stronger mix of high-value specialty and proprietary alloys in high-value product forms contributed to this improvement. The compression in the third and fourth quarters of fiscal 2015 primarily relates to falling nickel prices.

Backlog

Backlog was $185.8 million at September 30, 2015, a decrease of approximately $7.1 million, or 3.7%, from $192.9 million at June 30, 2015. The backlog dollars decreased during the fourth quarter of fiscal 2015 due to a 5.2% decrease in backlog average selling price partially offset by a 1.6% increase in backlog pounds.

On a year‑to‑date basis, the backlog has decreased by $35.5 million, or 16.1%, from $221.3 million at September 30, 2014. The backlog dollars decreased during fiscal 2015 due to a 15.8% decrease in backlog pounds combined with a 0.3% decrease in backlog average selling price.

Summary of Capital Spending

The Company’s strategic capital investment projects that were announced in fiscal 2012 have been completed and resulted in expansions of flat product capacity in Kokomo, Indiana and tubular production capacity in Arcadia, Louisiana.  These investments have already begun contributing to profitability, and management expects continued benefits as utilization ramps up on this new capacity, particularly in aerospace tubing. The Company had a record level of production for sheet and coil products in fiscal 2015. While the project spend was substantially incurred in prior years, approximately $3.3 million of this project spend occurred in fiscal 2015.

The Company is also implementing a global information technology system. This upgrade is expected to provide the Company with an integrated global system, enhanced analytical capability and improved capabilities in capacity planning, inventory management and customer service. To date, the Company has spent $12.8 million on the project and expects to spend approximately $1.7 million in fiscal 2016 for a total of approximately $14.5 million. The system is currently in use at the U.S. and European service centers and has been implemented in the U.S. for general ledger, accounts payable and receivable, purchasing and sales. The systems upgrade for the main manufacturing operating system is expected to be implemented during the first and second quarters of fiscal 2016.

While the acquisition of the LaPorte operations of Leveltek has expanded the Company’s service center capabilities to include stretching, slitting and cut-to-length operations, the overall evaluation of the Company’s global service center and distribution continues. The evaluation has included an analysis of the equipment required, the number and geographic locations of these service centers, the services provided and the cost structure, with the objective of enhancing the distribution organization and service center capabilities.

Capital spending and acquisitions in fiscal 2015 was $33.1 million, and the forecast for capital spending in fiscal 2016 is approximately $35.0 million. The $35.0 million of planned capital spending includes $16.6 million to increase sheet manufacturing capacity in the Kokomo operations which is expected to help the Company to keep pace with the anticipated growth in the aerospace market.  During fiscal 2015, the Company was capacity constrained on sheet production and hit record sheet/coil production levels.  The Company expects increasing demand for thin gauge flat products primarily associated with the aerospace market. In order to respond to this expected demand, planned capital spending for fiscal 2016 includes investments in the heat treating area as well as the cold rolling area.  The remaining $18.4 million of planned spending is earmarked for the completion of the manufacturing phase of the IT systems upgrade ($1.7 million) and continued upgrades throughout our manufacturing facilities ($16.7 million) which is considered a maintenance level of spending.

Working Capital

Controllable working capital, which includes accounts receivable, inventory, accounts payable and accrued expenses, was $277.5 million at September 30, 2015, an increase of $6.2 million or 2.3% from $271.3 million at September 30, 2014. This increase of $6.2 million includes a decrease in accounts payable and accrued expenses of $9.2 million and an increase in accounts receivable of $3.2 million, partially offset by a decrease in inventory of $6.2 million.

Liquidity

During fiscal 2015, the Company’s primary sources of cash were cash on‑hand and cash from operations, as detailed below. At September 30, 2015, the Company had cash and cash equivalents of $49.0 million compared to cash and cash equivalents of $45.9 million at September 30, 2014. As of September 30, 2015, the Company had cash and cash equivalents of $8.8 million that was held by foreign subsidiaries in various currencies. All of this amount is readily convertible to U.S. dollars.

Net cash provided by operating activities was $48.4 million in fiscal 2015 compared to $26.9 million in fiscal 2014. Net income of $30.5 million in fiscal 2015 was $26.7 million higher than the $3.8 million reported in fiscal 2014.  Additional factors in the comparison of net cash provided by operating activities for fiscal 2014 and 2015 includes cash generated from lower inventories was $4.1 million compared to fiscal 2014 cash used of $22.3 million, a change of $26.3 million.  Additionally, cash used from higher accounts receivable was $5.0 million as compared to fiscal 2014 cash generated from lower accounts receivable of $9.9 million, a change of $14.9 million and cash used from lower accounts payable was $8.7 million as compared to fiscal 2014 cash generated from higher accounts payable of $15.7 million, a change of $24.4 million.

Net cash used in investing activities in fiscal 2015 of $33.1 million was lower than cash used in investing activities in fiscal 2014 of $39.7 million by $6.5 million as a result of lower additions to property, plant and equipment of $21.2 million offset by the acquisition of the Leveltek – LaPorte assets of $14.6 million.

Net cash used in financing activities in fiscal 2015 of $11.4 million included $11.0 million of dividend payments and approximately $0.3 million of stock re-purchases made to satisfy employment withholding taxes in relation to the vesting of restricted stock granted to officers and directors.

The Company’s sources of liquidity for fiscal 2016 are expected to consist primarily of cash generated from operations, cash on‑hand and, if needed, borrowings under the U.S. revolving credit facility. At September 30, 2015, the Company had cash of $49.0 million, an outstanding balance of zero on the U.S. revolving credit facility and access to a total of approximately $120.0 million under the U.S. revolving credit facility, subject to a borrowing base formula and certain reserves that could limit the Company’s borrowing to approximately $105.0 million. Management believes that the resources described above will be sufficient to fund planned capital expenditures and working capital requirements over the next twelve months.

The Company’s primary uses of cash over the next twelve months are expected to consist of expenditures related to:

•	Funding operations;
•	Capital spending (detailed above);
•	Dividends to stockholders; and
•	Pension and postretirement plan contributions.

Dividend Declared

On November 19, 2015, the Company announced that the Board of Directors declared a regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock. The dividend is payable December 15, 2015 to stockholders of record at the close of business on December 1, 2015. The aggregate cash payout based on current shares outstanding will be approximately $2.7 million, or approximately $11.0 million on an annualized basis.

Guidance

We expect lower nickel market prices to unfavorably impact our product selling prices reducing our revenue and compressing our gross margins in the first quarter of fiscal 2016.  In addition, the mix of shipments is expected to be less favorable with lower levels of project-related specialty applications shipments than recent quarters.  These factors,  along with typical first quarter actions of customers managing their calendar year-end balance sheets and our holiday and maintenance shutdown schedules, are expected to contribute to lower results in the first quarter of fiscal 2016.  We expect our revenue and gross margin percentage in the first quarter of fiscal 2016 to be lower compared to the first quarter of fiscal 2015. We anticipate that earnings will be low but remain positive.

Earnings Conference Call

The Company will host a conference call on Friday, November 20, 2015 to discuss its results for the fiscal year ended September 30, 2015.  Mark Comerford, President and Chief Executive Officer, and Daniel Maudlin, Chief Financial Officer and Vice President of Finance, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:   Friday, November 20, 2015Dial-In Numbers:        877-407-8033  (Domestic)
Time:9:00 a.m. Eastern Time201-689-8033  (International)

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a teleconference replay will be available from Friday, November 20th at 11:00 a.m. ET, through 11:59 p.m. ET on December 20, 2015. To listen to the replay, please dial:

Domestic:        877-660-6853

International:201-612-7415

Replay Access:                Conference:  13624804

A replay of the Webcast will also be available at www.haynesintl.com until November 20, 2016.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high-performance alloys, primarily for use in the aerospace, land-based gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry prospects and future results of operations or financial position, made in this Press Release are forward-looking.    In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company's outlook for fiscal year 2015 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated results, capital expenditures and dividends.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, without limitation those risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015. Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company's control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties may affect the accuracy of forward-looking statements.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	September 30,	September 30,
	2014	2015
Net revenues	$455,410	$487,635
Cost of sales	408,112	393,971
Gross profit	47,298	93,664
Selling, general and administrative expense	38,693	42,572
Research and technical expense	3,556	3,598
Operating income	5,049	47,494
Interest income	(139)	(94)
Interest expense	68	412
Income before income taxes	5,120	47,176
Provision for (Benefit from) income taxes	1,369	16,690
Net income	$3,751	$30,486
Net income per share:
Basic	$0.30	$2.45
Diluted	$0.30	$2.45
Dividends declared per common share	$0.88	$0.88

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share data)

	September 30,	September 30,
	2014	2015
ASSETS
Current assets:
Cash and cash equivalents	$45,871	$49,045
Accounts receivable, less allowance for doubtful accounts of $861 and $869 respectively	72,439	75,593
Inventories	254,027	247,836
Income taxes receivable	3,235	3,699
Deferred income taxes	6,297	6,295
Other current assets	2,964	2,974
Total current assets	384,833	385,442
Property, plant and equipment, net	174,083	185,351
Deferred income taxes—long term portion	44,639	53,958
Prepayments and deferred charges	2,031	1,877
Goodwill	—	4,789
Other intangible assets, net	5,185	6,774
Total assets	$610,771	$638,191
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$41,957	$29,386
Accrued expenses	13,213	16,576
Accrued pension and postretirement benefits	4,572	4,965
Deferred revenue—current portion	2,500	2,500
Total current liabilities	62,242	53,427
Long-term obligations (less current portion)	745	4,574
Deferred revenue (less current portion)	27,829	25,329
Accrued pension benefits	72,315	107,208
Accrued postretirement benefits	100,910	105,664
Total liabilities	264,041	296,202
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,434,748 and 12,467,498 shares issued and 12,418,471 and 12,446,000 outstanding at September 30, 2014 and September 30, 2015, respectively)	12	12
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	242,387	244,488
Accumulated earnings	166,999	186,533
Treasury stock, 16,277 shares at September 30, 2014 and 21,498 shares at September 30, 2015	(840)	(1,091)
Accumulated other comprehensive loss	(61,828)	(87,953)
Total stockholders’ equity	346,730	341,989
Total liabilities and stockholders’ equity	$610,771	$638,191

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Year Ended	Year Ended
	September 30,	September 30,
	2014	2015
Cash flows from operating activities:
Net income	$3,751	$30,486
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	15,861	18,997
Amortization	416	511
Pension and post-retirement expense - U.S. and U.K.	10,293	12,592
Change in long-term obligations	(22)	(498)
Stock compensation expense	1,769	2,184
Excess tax benefit (expense) from option exercises	(614)	55
Deferred revenue	(2,500)	(2,500)
Deferred income taxes	(1,954)	2,810
Loss on disposition of property	500	399
Change in assets and liabilities:
Accounts receivable	9,893	(5,011)
Inventories	(22,275)	4,073
Other assets	(336)	117
Accounts payable and accrued expenses	15,722	(8,685)
Income taxes	2,522	(99)
Accrued pension and postretirement benefits	(6,080)	(7,036)
Net cash provided by operating activities	26,946	48,395
Cash flows from investing activities:
Additions to property, plant and equipment	(39,694)	(18,546)
Acquisition of Leveltek - LaPorte assets	—	(14,600)
Net cash used in investing activities	(39,694)	(33,146)
Cash flows from financing activities:
Dividends paid	(10,906)	(10,952)
Proceeds from exercise of stock options	1,063	—
Payment for purchase of treasury stock	(335)	(251)
Excess tax benefit from option exercises	614	(55)
Payments on long-term obligation	—	(173)
Net cash used in financing activities	(9,564)	(11,431)
Effect of exchange rates on cash	(143)	(644)
Increase (decrease) in cash and cash equivalents:	(22,455)	3,174
Cash and cash equivalents:
Beginning of period	68,326	45,871
End of period	$45,871	$49,045

Schedule 4

Quarterly Data

The unaudited quarterly results of operations of the Company for the years ended September 30, 2014 and 2015 are as follows:

	2014
	Quarter Ended
	December 31	March 31	June 30	September 30
Net revenues	$93,700	$115,350	$126,293	$120,067
Gross Profit	5,250	9,064	14,061	18,923
Net income	(3,492)	(1,223)	2,096	6,370
Net income per share:
Basic	($0.29)	($0.10)	$ 0.17	$ 0.51
Diluted	($0.29)	($0.10)	$ 0.17	$ 0.51

	2015
	Quarter Ended
	December 31	March 31	June 30	September 30
Net revenues	$110,676	$138,688	$121,270	$117,001
Gross Profit	20,271	27,837	24,151	21,405
Net income	6,381	11,719	6,602	5,784
Net income per share:
Basic	$ 0.51	$ 0.94	$ 0.53	$ 0.46
Diluted	$ 0.51	$ 0.94	$ 0.53	$ 0.46